EXHIBIT 99.1

Pharmacia & Upjohn to Acquire SUGEN, Inc.
Strategic Acquisition Strengthens Drug Discovery Capabilities and
Oncology Portfolio

BRIDGEWATER, N.J. and SOUTH SAN FRANCISCO, Calif.--(BWHealthWire) --June 15, 1999--Pharmacia & Upjohn, Inc. (NYSE: PNU - news) and SUGEN (NASDAQ:SUGN - news) today announced the signing of an agreement under which Pharmacia & Upjohn will acquire complete ownership of SUGEN, a biotechnology company and worldwide leader in target-driven drug discovery and development for novel development-stage cancer therapies.

Under the terms of the agreement which is valued at approximately $650 million on a net basis, each of approximately 23.5 million shares of SUGEN stock will be exchanged for approximately $31 worth of Pharmacia & Upjohn stock, so long as the price of Pharmacia & Upjohn stock is between $60.16 and $49.22 at the close of the transaction. In no event will SUGEN stockholders receive less than .515 share of Pharmacia & Upjohn common stock, nor more than .630 share of Pharmacia & Upjohn stock for each share of SUGEN common stock. The exact exchange ratio will be based on the average price of Pharmacia & Upjohn stock prior to closing. The transaction will be accounted for as a pooling of interests and will qualify as a tax-free exchange. The transaction has received the approval of the Boards of Directors of both Pharmacia & Upjohn and SUGEN and is subject to the approval by SUGEN's stockholders and other customary regulatory approvals. Under certain circumstances, if the merger agreement is terminated, Pharmacia & Upjohn has the right to purchase up to 19.9% of SUGEN's common stock and has the right to a fee of $17 million.

"SUGEN's target-driven approach to drug discovery and development is supported by an outstanding scientific team and proprietary technology that we can leverage across our company's core research areas," said Fred Hassan, Chief Executive Officer, Pharmacia & Upjohn. "In addition to enhancing our genomics-based drug discovery capabilities, this acquisition strengthens our oncology portfolio by providing us with new therapeutic approaches to the treatment of cancer. We are already in cytotoxics, hormonals and adjuvant therapies. With the addition of the cytostatic platform represented by SUGEN, we position P&U to become the new challenger in the oncology category."

Hassan added: "The acquisition of SUGEN is yet another example of the new P&U's strategy to supplement our internal R&D initiatives with external innovation."

Stephen Evans-Freke, Chairman and Chief Executive Officer of SUGEN, said, "This agreement with Pharmacia & Upjohn provides SUGEN with the resources, critical mass and global infrastructure to commercialize the cancer drug candidates in our pipeline far more rapidly than we could achieve on our own. It will also enable us to apply our unique capabilities to other important disease areas in which our efforts to date have been severely resource constrained."

The key to SUGEN's approach to drug discovery is its broad and proprietary expertise in identifying cell signaling targets known as kinases and phosphatases. These molecules are needed for normal signaling to occur between and within cells. Abnormal signaling can affect cell growth and division and can result in cancer and other diseases. SUGEN is a leader in developing new therapeutic approaches to these diseases through its development of small molecule inhibitors that regulate particular signaling pathways.

SUGEN currently has three anti-cancer drugs in clinical development including novel cytostatic agents and angiogenesis inhibitors. In addition to its current focus in oncology, SUGEN is applying its technology platform to identify and validate novel targets for a range of potential clinical applications.

"SUGEN's  outstanding  team of  scientists  has built a  substantial  technology platform including an impressive intellectual property portfolio, state-of-the-art genomics and bioinformatics, a large portfolio of novel targets and novel chemistries and a growing pipeline of candidates that will add immediate value to our research and development program," said Goran Ando, M.D., Pharmacia & Upjohn Executive Vice President and President, Research and Development. "Our respective research organizations have complementary strengths that provide us with an opportunity to achieve significant synergies and to build competitive advantage."

SUGEN will remain based at its current headquarters in South San Francisco. Peter Hirth, SUGEN's current Executive Vice President and Chairman R&D Committee, will become President of SUGEN and will report to Ando. A merger integration team consisting of senior management representatives of Pharmacia & Upjohn and SUGEN has been appointed to oversee the successful integration of SUGEN with Pharmacia & Upjohn.

The company estimates that the transaction will have a 1-2% dilutive impact on earnings-per-share next year and is expected to be neutral in an 18-24 month period. Said Hassan, "The SUGEN acquisition is an important investment in sustaining P&U's long-term growth. Our previously-stated goal of annual double-digit earnings growth remains unchanged."

Pharmacia & Upjohn is a global, innovation-driven pharmaceutical and healthcare company. Pharmacia & Upjohn's products, services and employees demonstrate its commitment to improving wellness and quality of life for people around the world.